Exhibit 99.2

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Deb Strohmaier Greif, Inc.—VP Corporate Communications

Rob McNutt Greif, Inc.—SVP & CFO

David Fischer Greif, Inc.—President and CEO

CONFERENCE CALL PARTICIPANTS

George Staphos BofA Merrill Lynch—Analyst

Phil Gresh JPMorgan—Analyst

Chris Manuel Wells Fargo Securities—Analyst

Adam Josephson KeyBanc Capital Markets—Analyst

Matt Wooten Robert W. Baird & Co.—Analyst

Steve Chercover D.A. Davidson & Co.—Analyst

Walt Liptak Barrington Research Associates, Inc.—Analyst

PRESENTATION

Operator

Greetings. Welcome to the Greif Inc Third Quarter 2012 earnings Conference Call. At this time all participants are in a listen only mode. A brief question and answer session will follow the formal presentation.

(Operator Instructions)

As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Debra Strohmaier, Vice President of Corporate Communications for Greif. Thank you, you may begin.

Deb Strohmaier —Greif, Inc.—VP Corporate Communications

Thank you, Christine. Good morning. As a reminder you may follow this presentation on the web at Greif.com in the investor center under Conference Calls. If you don’t already have the earnings release, it is also available on our website. We are on slide 2.

The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide 2 of this presentation, in the Company’s 2011 Form 10K and in other Company SEC filings, as well as Company earnings news releases. This presentation uses certain non-GAAP financial measures including those that exclude special items such as restructuring charges and acquisition related costs and EBITDA before and after special items. EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated subsidiaries, net of tax less depreciation, depletion and amortization expense.

Management believes the non-GAAP measures provide a better indication of operational performance and a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data. All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the third quarter 2012 earnings release. Giving prepared remarks today are, in order of speaking, Senior Vice President and CFO Rob McNutt, and President and CEO David Fischer. I’ll now turn the call over to Mr. McNutt.

Rob McNutt—Greif, Inc.—SVP & CFO

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

Thank you, Deb. I’m on slide 3. Our three priorities for fiscal 2012 include improving our working capital, increasing cash flow and integrating acquisitions. We’re also taking additional steps to counteract stubborn economic challenges. We achieved further progress on each of our priorities during the third quarter. Working capital was $314 million at July 31, 2012 or $44 million below year-end 2011. Recall that Q3 tends to increase our receivables due to the food and agricultural season and this year is no exception. However, continued improvements in other working capital items more than offset the impact of the food and ag season.

Net cash provided by operating activities was $152 million for the third quarter 2012 compared with $35 million for the same period last year. Free cash flow was $113 million for third quarter 2012 compared with a negative $11 million for the third quarter of 2011. Free cash flow for the 2012 year-to-date period was $209 million versus a negative $99 million for the first nine months of 2011, which represents a positive swing of over $300 million during the past 12 months. This improved free cash flow enabled us to reduce debt by $142 million and return $73 million to shareholders in the form of cash dividends during the first nine months of 2012. Our third priority for this year, acquisition integration, is gaining traction and positive contributions are being realized, although the economic headwinds in Europe have offset a lot of the good work that’s been done in these newly acquired businesses. David will provide an update of our integration progress in his remarks. We made no acquisitions in the third quarter of 2012.

Before reviewing our quarterly results, I want to note some specific challenges our Company recently faced in Latin America. During our normal internal control review processes, we identified weaknesses in our internal controls there, which we are addressing. These issues did not impact our third quarter 2012 results or cash flows, but did involve matters dating back as far as 2000. Internal controls have been strengthened and appropriate management changes have been made in the business in response to these matters. Further details will be included in our third quarter 2012 Form 10-Q and subsequent Form 8-K filing next month.

Please now turn to slide 4. The financial summary presents our consolidated results for third quarter 2012 compared with the same period last year. Net sales of $1.1 billion were comparable for both periods. Net sales volumes, including acquisitions, increased 5% from a year ago and were 1% below the same period last year on a same structure basis. Rigid Industrial Packaging and Services and Flexible Products and Services segments volumes were less than we had anticipated for the third quarter 2012 and are also expected to remain below previous expectations for the fourth quarter. Volumes in July, the final month of the quarter, were especially soft and the impact was evident among more business units and geographic regions. It is now clear that the pace of global economic recovery is below our previous expectations for the later portion of this fiscal year.

Negative foreign currency translation presented a significant challenge for the third quarter 2012 with a negative 6% impact compared with the same period last year. Gross profit was $203 million or 18.4% of net sales for third quarter 2012 compared with $211 million or 18.8% of net sales last year. Higher volume and lower input costs in the Paper Packaging segment were more than offset by lower same structure volumes and market pressures in Rigid Industrial Packaging and Flexible Products businesses. SG&A expenses were $116 million or 10.5% of sales for third quarter versus $109 million or 9.7% of net sales for the same period last year. This $7 million increase is primarily related to SG&A expenses for companies acquired in 2011. The acquisition related costs were approximately $2 million for third quarter this year, a decline of $1 million from a year ago.

For the first nine months of 2012, restructuring charges more than doubled to $23 million from $11 million last year. This increase reflects our actions to respond to economic conditions. Restructuring charges were $4 million in third quarter 2012 compared with $3 million for the same period last year. The third quarter 2012 restructuring charges were related to the consolidation of our operations in Flexible Products and Services segment as part of ongoing implementation of Greif Business System initiatives and rationalization of operations and contingency action in our Rigid Industrial Packaging and Services segment.

We are currently evaluating additional site specific contingency actions. This includes evaluation of plants that are marginal economic performers to determine the best appropriate course of action. The Greif Business System continues to be a powerful and effective tool for determining and implementing such decisions. Operating profit before special items was $92 million for third quarter versus $117 million for the same period last year. Improved results for our Paper Packaging segment were more than offset by lower year over year comparisons in each of our other business segments. Net interest expense was $23 million for third quarter compared with $18 million for the third quarter 2011. The key factor contributing to this increase was a higher level of debt outstanding for acquisitions completed last year.

Book income tax expense increased to approximately $25 million for third quarter 2012 compared with $17 million for the same period last year. This was due to a change in global earnings mix caused by a greater portion of income in the United States, which is a higher tax jurisdiction and where our operations include Paper Packaging, Land Management, and Rigid Industrial Packaging. The annual book tax rate increased to 32.6% for 2012 from 22.3% the prior year. The cash tax rate for fiscal 2012 is expected to be approximately 20% which is consistent with the prior year’s rate. Net income attributable to Greif, Inc before special items was $44 million for the third quarter 2012 compared with $74 million last year, which represents $0.75 per Class A share versus $1.26 a year ago. EBITDA was $126 million for third quarter compared with $138 million for the same period last year.

Please turn to slide 5. Net sales of $805 million for the Rigid Industrial Packaging and Services segment were essentially flat with prior year. With 6% volume increase including the acquisitions plus a 1% increase in selling prices was completely offset by the impact of foreign currency translation, which was 7% below a year ago. Volumes on a same structure basis were 2% below third quarter 2011. Volumes continue to be below expectations in Europe and were softer in the Asia Pacific and Latin American regions, as well as in our non-agricultural business in North America. Third quarter 2012 gross profit was $148 million versus $150 million for third quarter of 2011. Gross profit margin declined to 18.4% for third quarter from 18.7% a year ago.

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

Operating profit before special items was $67 million for third quarter compared with $77 million last year. The year over year decrease was principally due to lower same structure volumes. Restructuring charges were $3 million for third quarters of 2012 and 2011 respectively related to rationalization of operations and contingency actions implemented. Acquisition related costs were approximately $2 million in third quarter of 2012 and 2011. Third quarter 2012 EBITDA was $87 million for our rigid packaging business compared with $91 million a year ago.

I’m now on slide 6. Net sales for the Flexible Products and Services segment declined to $110 million for third quarter of 2012 from $141 million for the same period last year, driven by a negative impact of 9% foreign currency translation, a 7% decline in volumes and a 4% decrease in selling prices compared to a year ago. Weak volumes continued in Europe, which represents the majority of this segment’s sales. Selling prices were 4% below same period last year, primarily because of lower polypropylene prices and product mix. Network consolidation issues primarily related to closing manufacturing plants earlier this year and redistributing production volumes, plus the adverse weather conditions that impacted multi-wall bag sales during the quarter, also impacted this segment’s results.

Operating profit was $20 million for third quarter versus $32 million for the same period last year. Gross profit margin declined to18.2% of net sales for third quarter from 22.9% a year ago. This decrease was principally due to lower volumes and higher costs associated with ongoing consolidation of operations in Europe. Operating profit before special items was approximately $2 million for third quarter compared with $12 million in 2011. The impact of lower volumes, higher production costs, plus start up costs principally related to the fabric hub in Saudi Arabia, is partially offset by lower restructuring charges and acquisition related costs compared to the third quarter of 2011. EBITDA was $7 million for Flexible Products and Services segment for third quarter 2012 versus $10 million for the same period last year.

Please turn to slide 7, which highlights our Paper Packaging segment. We’re pleased with the solid performance of this segment and volume growth each quarter this year compared with the same periods in 2011. Net sales increased 6% to $183 million for third quarter from $173 million for third quarter of 2011. Volume increased 8% for third quarter 2012, while selling prices declined 2% driven by product mix. Greif remains a niche player in this market focused on serving the needs of specialty customers. Pete Watson and his team continue to deliver solid results.

Earlier this month, we notified our customers of a $50 per ton containerboard price increase. Modest initial benefits may be realized late in the fiscal fourth quarter, however, the full impact is expected to begin in first quarter 2013. Third quarter gross profit was $33 million versus $28 million a year ago. Higher volumes and lower OCC costs were partially offset by slightly lower selling prices due to mix, as I said earlier. Operating profit before special items increased to $21 million for the third quarter from $17 million for the same period last year. Higher volumes and lower input costs, especially for OCC, were partially offset by slightly lower selling prices and expenses related to annual maintenance shutdowns at both of our mills during the third quarter of 2012. Maintenance shutdowns also occurred during the third quarter of 2011. EBITDA for the Paper Packaging segment increased to $29 million from $26 million for the same period in 2011.

I’m on slide 8. Net sales for the Land Management segment were $5 million for third quarter compared with $4 million for the same period in 2011, principally due to the timing of timber sales. Revenue from recreation, mineral, and consulting initiatives was 29% of net sales for third quarter of 2012. Operating profit before special items was $2 million for third quarter of 2012 compared with $11 million for the same period last year. Special use property sales were $300,000 for this year’s third quarter versus $7 million in 2011. Special use property sales fluctuate primarily due to the timing of closings for specific transactions. Third quarter 2011 results also included a positive $2.5 million purchase price adjustment for surplus property subject to expropriation from a prior period, again, that’s third quarter of 2011 results. Land Management’s EBITDA for third quarter of 2012 was $2 million compared with $11 million last year.

Please turn to slide 9. Capital expenditures decreased to $38 million versus $44 million for the same period last year. Consistent with disclosure in the second quarter 2012 Form 10-Q, our upper range remains $145 million for capital expenditures this year compared with $162 million last year.

On slide 10, you see that net cash provided by operating activities was $320 million for the first nine months of 2012 compared with $23 million for the same period last year. To put that into perspective, it is nearly double the previous record set in 2007 that was $166 million. At July 31, 2012, net debt was $1.226 billion, which represents a $142 million or 10% decline in net debt outstanding since year-end 2011. There were no acquisitions during the first nine months of fiscal 2012 compared with acquisitions net of cash acquired of $186 million for the same period last year.

Please turn to slide 11. Recall that when we started the year, and until recently, we had anticipated a recovery during the second half of our fiscal year. We saw continued modest improvement in Europe, but at a lower rate than we had anticipated. In addition, in July we saw a sharp drop in monthly operating profits in our North American and Asia Pacific based Rigid Industrial Packaging businesses, coupled with no meaningful recovery in Latin America and continued difficult conditions in our flexible products business. For example, our Rigid Industrial Packaging business in North America recorded operating profit for July just over 25% below that of June.

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

Asia Pacific recorded a higher percentage decrease. These decreases were largely volume driven. The lack of recovery versus our prior forecast led us to review our outlook for 2012. For the remainder of this fiscal year, we expect our Rigid Industrial Packaging and flexible products businesses to be impacted by lower volumes than we had previously anticipated.

Solid fourth quarter 2012 performance is anticipated for the Paper Packaging and Land Management segments. The contributions from contingency actions, acquisition integration and ongoing Greif Business System initiatives implemented during 2012 are expected to provide additional benefits to fourth quarter of 2012 results. EBITDA is anticipated to be $445 million to $465 million for Fiscal 2012. That concludes my remarks. I’ll now turn the call over to David Fischer.

David Fischer —Greif, Inc.—President and CEO

Thank you, Rob. We’re on slide 12. During the third quarter, we continued to closely monitor and adapt to an operating environment dominated by global macroeconomic volatility. The heightened level of uncertainty this has created for our customers during the past year is reflected in our quarterly volumes. Following a sharp drop in volumes in July of 2011, I said on the first quarter conference call that conditions had generally stabilized in Europe, the region most affected during the past year. On last quarter’s call I confirmed that there were signs of modest initial improvement in Europe, although the pace of global economic recovery remained uneven and stubbornly slow to accelerate. Our original outlook in December of 2011 for the second half of this year was based on a stronger recovery, which has fallen short of our expectations.

With the continued instability in the world’s economies, we are not yet comfortable that a new normal economic outlook is fully in place and volatility will continue. Rather than wait for a change to occur in an uncertain time frame during 2012, we have began implementing contingency plans and taking steps to adapt our cost structure to anticipated sales levels. This involves closely monitoring each market, taking the appropriate actions consistent with our long-term strategy and accelerating acquisition integration steps at a faster pace. During the past quarter we consolidated our Latin America Rigid Industrial Packaging business unit with that of North America and put the new Americas Strategic Business unit under the leadership of seasoned veteran Addison Killibarda. This move allows for greater leverage of resources across both geographies. We have also made several management changes in specific countries in Latin America to correspond to the new structure.

On the financial front, we have been working diligently to achieve our previously stated priorities for 2012, which include increasing cash flow, improving working capital management, and integrating acquisitions. Solid progress has been achieved so far in each of these areas. Net cash provided by operating activities and free cash flow for the first nine months of 2012 exceed our achievements for each of the past four years and, as Rob mentioned, has established a new record performance for the Company. A sharpened focus on cash is not simply a one year priority. It is essential to our long-term plans and led by Rob has been embedded in our processes as an integral part of the Greif Business System.

Following the past two years that involve 20 acquisitions and the launch of three growth platforms, we enter 2012 focused on successfully integrating these businesses. While the issues impacting Europe during the past year have generated strong headwinds that reach foreign shores, we have responded to these challenges by being nimble and staying focused on our long-term goals. These conditions have extended the timeline to achieve our initial goals, but I believe these continue to be strong businesses for the Company in the long-term.

Please go to slide 13. In June of 2010, we announced our strategy for the polywoven business, which is included in the Flexible Products and Services segment. This is structured as a 50/50 joint venture, which aligns us with a valued partner and provides balance in terms of our business and financial risk. The world’s economic outlook is a lot different today, however, the fundamental reasons we identified to enter this business remain sound and we are working diligently to implement our strategy and create value under very challenging market conditions.

I want to take a few moments to share with you what has been accomplished during the past 26 months, a challenge that has surfaced during this period and our growth plans going forward for this business. The downturn in Europe has led us to accelerate consolidation activities. Following the acquisition of the three largest manufactures in this global market and the largest distributor of flexible intermediate bulk containers in Europe during 2010, we promptly began to integrate these companies into a single business. The Greif Business System has been both a catalyst and an efficient integration tool to help us achieve these plans. Among the early benefits of these efforts were greater operating efficiencies and increased production capacity.

In May of 2011 we were operating at approximately 98% of expanded capacity. This is about the time when we started the construction of the fabric hub in Saudi Arabia. Since that time we have been streamlining our manufacturing footprint further. For example, we closed a manufacturing plant in Poland last February and more recently, two facilities in China. These operations were consolidated into other existing facilities. Simultaneously, we have also been implementing plans to diversify our geographic sales mix and expanded portfolio. We have also established a low cost and highly efficient converting facility in Morocco. Products shipped from this facility benefit our existing business in the Euro zone and also enable us to accelerate penetration of the market for polywoven products in the United States and in Latin America.

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

As previously discussed, a converting facility was also established in Columbia for shipping sacks, which hold approximately 22 kilos or 50 pounds of product compared with the flexible intermediate bulk containers that can hold approximately 1000 kilos of product. The global shipping sacks’ market has annual sales of approximately $5 billion and complements the $3 billion global market of flexible intermediate bulk containers. Unfortunately, a recent tropical storm has caused severe structural damage to our leased manufacturing facility, which required us to cease operations due to the safety concerns. Fortunately, no one was injured and our equipment was not materially damaged and we are currently transferring the equipment to another Greif facility. Conversion activities should resume beginning in the first quarter of 2013.

The fabric hub that has been under construction in the Kingdom of Saudi Arabia is now undergoing a commissioning process. Following completion of these start up procedures, we anticipate the initial phase of the fabric hub will commence operations late this calendar year. It represents an addition to our total polywoven production capacity and we are seeking to build customer demand to balance our total production and conversion capacity. Incremental expense related to the fabric hub commencing operation is estimated to be approximately $1 million per quarter, which is similar to the third quarter 2012 amount. We remain focused on the long-term profitable growth opportunities and benefits in this business.

The persistent macroeconomic issues in Europe have caused us to reconsider the timetable for achieving our previously stated goals by 2015 for this business. The aspirational goal we set in 2010 of $1 billion in net sales remains achievable, but not likely by 2015 due to the market conditions that have significantly deteriorated in the past year, plus the additional impact of foreign currency translation. Flexible Products and Services net sales for 2011 were $538 million, just over halfway our original aspirational goal of $1 billion by 2015. Organic growth for this business historically has been between 4% and 5% annually. Sales volumes for polywoven declined 6% year-to-date from last year. This decrease is more significant when considering the expected annual organic growth rate of 4% to 5%. Looking forward, applying a lower growth rate and including the impact of foreign exchange, yields a revised expectation.

Given the slowdown in market conditions, we are extending the complete phase-in of the KSA hub, which also impacts the achievement of full scale advantages of the network. Based on these factors, combined with plans we are implementing to grow this business, and assuming no change in our operating environment, we are revising our net expectation to $700 million to $750 million of sales by 2015. The other aspirational goal we introduced for this segment in June of 2010 was operating profit of 15% by 2015. The path to achieving this goal was illustrated in the form of a bridge that included five key factors. Three of those are directly within our control, including operational excellence, commercial excellence, and a reduction in SG&A expenses. Together these factors represent a potential operating profit lift of 4.5 percentage points.

The other two factors, sourcing and the fabric hub, represent potential operating profit lift of 5.5 percentage points and are dependent on more favorable market conditions and historical volume growth, plus some market channel acquisitions to fully achieve those efficiencies. It is currently more likely that these two factors will initially add approximately 3 percentage points to operating profit until market conditions improve. The five factors I just noted are incremental to the starting point of approximately 5% operating profit, which is what we assumed in 2010. We are currently operating below that level of performance. As I pointed out in my earlier remarks, we are aggressively seeking to improve the segment’s results through greater geographic sales diversification into North and South America, plus product expansion opportunities such as shipping sacks, geotextiles and other related products. We remain committed to the long-term strategic plan for this business.

We are now on slide 14. As Rob mentioned we are currently evaluating site specific contingency actions. These include evaluation of plants that are marginal economic performers to determine the appropriate course of action. Our strategy includes a directive for us to fix, sell, or close underperforming assets. The Greif Business System continues to be a powerful tool for determining and implementing such decisions. We are pursuing strategic initiatives to implement structural changes in our businesses. These involve combining IT platforms, consolidating operations and back office support activities, and evaluating our management structure.

Several months ago, we initiated a multi-year project to consolidate all of our ERP and management reporting systems into a single platform, which will greatly increase our option to leverage resources across multiple businesses and geographies. The large number of current systems is an outcome of the Company’s growth of more than 40 acquisitions during the past 10 years. Initial installations will take place beginning in fiscal 2013. When this project is completed and we believe it will be integral defining a pathway toward permanent lower SG&A expenses as a percentage of net sales by balancing additional growth with increasing operating efficiencies. These strategic initiatives can result in significant long-term savings.

While SG&A expensed dollars may increase in the near-term as we implement this initiative, we are confident that substantial permanent long-term savings can be achieved. For example, 1 percentage point decline in our annual SG&A expense to net sales ratio represents approximately $50 million of potential savings. We believe that we can do much better than that amount when the project is fully implemented and we will keep you informed of our progress. This concludes our prepared remarks. Rob and I will now answer your questions.

QUESTION AND ANSWER

Operator

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

(Operator Instructions)

George Staphos with Bank of America Merrill Lynch.

George Staphos—BofA Merrill Lynch—Analyst

Congratulations on your free cash flow progress. The question I have was around volume and the volume outlook. David, I think you mentioned that the polywoven business, the secular growth rate was 4% to 5%, you’ve seen a 6% decline year-to-date. Should we assume that that was the growth rate, secular growth rate was what you expected in the third quarter and for the back half of the year. Similarly, for the other businesses, Rigid in particular, you mentioned that volumes were below your expectations. Well, what were you actually expecting in the quarter and the back half of the year that was initially in your guidance and then lastly, can you update us on what kind of volume you’re seeing early thus far in the fourth quarter? Thank you.

David Fischer—Greif, Inc.—President and CEO

Thanks for your question, George. I am going to try to answer it. So, the growth rate we had pegged for the Flexible business was in fact that 4% to 5% for the second half of this year. For the rest of the business I think you asked the question and I’m assuming that means the rest of the Rigid Industrial Packaging business and three, and as far as your third part of your question remind me real quick?

George Staphos—BofA Merrill Lynch—Analyst

What are you seeing thus far early in the fourth quarter?

David Fischer—Greif, Inc.—President and CEO

For, this may be a little bit of a lengthy answer, but just to give you the usual flavor of volumes around the world, let me start with paper. Our paper business in general remains very strong. Our order book remains good and it’s similar to the past six months for the mills. For our CorrChoice, our sheet feeding operation, we’re actually running just near or just shy of capacity, so the business there is very strong. We’re up about 13% in the CorrChoice business over last year and we expect that growth to stay stagnant at a high level or stay level at a high level for the remainder of this year based upon what we’re seeing.

When you take a look at the rigid business, I would tell you that this is where the demand has become more choppy, more volatile, like it was about a year ago. Up until July when we had a drop off in volume, we had commented that volumes had been stabilizing to slightly or modestly stronger for EMEA and Asia had remained fairly solid, but since July, we’ve seen the turn down in Asia and a resumption of choppy order patterns across North America. Latin America is just coming out of their seasonal low period. What’s been a bit surprising for us is that the August volumes for the rigid business in North America have bounced back to pre-July levels, but in some of our other businesses we’re seeing, and we use this kind of as a triangulation, this choppy period resuming, reconditioning our empty units both in North America and Europe are — when they remain scarce and hard to come by and a little bit more expensive. Our closure sales are mixed, I would say, across the globe with a softening order book for the coming months. New drum sales vary by region and I can give you some details on that if you’d like. And we have our big customers expressing a little more uncertainty around the globe and in North America tied to the geopolitical outcome of the election and what may happen with certain economic policies.

Lastly, our filling and warehousing business has also seemed to have softened in July and remains soft for August. Just to go around the world real quick and not take everybody’s time up but in rigids in North America, let me just give you a series of indicators on volume versus Q3 2011 and then I’ll rundown the same geographic areas for versus Q2 of 2012. Versus Q3 2011, we see North America up slightly. We see EMEA flat, essentially flat, APAC versus Q3 2011 up about high single digits, Latin America down mid teens, so it remains down versus 2011. And then I commented earlier on polywoven and the mills versus last quarter, looking at the more near term trend of what is happening around the world, North America Q3 versus Q2 of this year up slightly. Europe up high single digits. APAC, Asia Pacific, has fallen off low single digits and Latin America up slightly. So, hopefully that gives you some flavor about this choppy environment we’re facing and the uncertainty echoing from our customer base.

George Staphos—BofA Merrill Lynch—Analyst

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

Thanks, David, I’ll turn it over.

Operator

Phil Gresh with JPMorgan.

Phil Gresh—JPMorgan—Analyst

If I could just throw two together here, you talked a lot about potential restructuring activities. I was wondering if you could in any way give us some sense of the scope or scale of this opportunity you see ahead and would you say that’s mostly in Europe or is it on a more global basis. And then for Rob, obviously, the very strong free cash flow continues here in the third quarter. Hoping you could give us a sense of how you see the longer term free cash flow generation potential of the Company. Obviously, there’s been some working capital benefits this year, but how should we think about the longer term opportunity? Thanks.

David Fischer—Greif, Inc.—President and CEO

Without being too quantitative on the restructuring, I’ll give you my perspective on it. The Company has grown rapidly over the last 10 years and has grown seven or eight individual business units that operate across the globe. We operate in 58 countries and we have about 280 manufacturing sites. We ought to be able to take a clean sheet look at some of those, particularly in the stressed economies and look at ways of consolidating some of the manufacturing footprint, warehousing footprint, capabilities footprint across the globe and look for ways to leverage our management structure across businesses a little bit more efficiently and I’ll let Rob comment about the free cash flow.

Rob McNutt—Greif, Inc.—SVP & CFO

Yes, Phil. On the free cash flow, if you look at the components of where it comes from, clearly the EBITDA component of it being a big portion of it, as we continue to grow the business over time and as we take advantage of some of the strategies, for example, grow flexibles take advantage of the hub and the cost structure improvement there, we should see increasing EBITDA over time. As we started the year, we said that about $25 million was our expectation out of working capital for this year. Year-to-date we’re about $44 million. Now part of that relates to just the business has not grown to the level that we had anticipated this year and so I’m working from a lower base. But, we’ve also taken about between three and four days out of our working capital in terms of related to days of sales. And so, that’s what I really look at is what are the turns to the individual components of working capital and those we can permanently embed. But, again, you’ll get a lot of traction up front with that, then it will take more time and you get some diminishing returns.

So, the objective is to grow working capital at a slower pace than what it’s grown in the past as the Company’s grown. Big components of that, as you look at our inventory management and inventory turns, the guys who run our GBS shop have done a great job working hand in hand with the business, rolling out some new tools to help them get a better handle on their inventories and tie the sales through the inventory through the production and so that’s increased turns. We’ve got that in place in parts of Latin America, virtually all of North America. We’re now rolling it out in EMEA and Asia Pacific and as well into our flexibles business. I was speaking to rigid there. And so, I think we’ll see some more traction from that over the coming quarters on the inventory side.

On the payables side we’ve had some improvement in North America as we’ve reset the dial-on terms on many of our payables here in North America, now rolling that out to other places in the world. On the receivable side that’s tougher, especially in a tough market like this, to reset receivables. So, as you go through the components there I think you’ve got some more opportunity. The other pieces, we put the halt on acquisitions this year, thus far, as we integrate the acquisitions that we’ve made, anticipate that we’ll continue to grow the business and so as those occur that will obviously have an impact on cash flow going forward. But I think that goes through the major components.

Phil Gresh—JPMorgan—Analyst

Okay, thanks.

Operator

Chris Manuel with Wells Fargo.

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

Chris Manuel—Wells Fargo Securities—Analyst

Good morning, gentlemen and congratulations on the strong free cash flow generation year-to-date. A couple questions. The theme that I want to ask around really centers on the path forward in a couple of your businesses and the two areas that I want to focus on are Asia Pacific, Latin America where, at least by looking back at my model over the last decade, aside from your November, December, January quarter of ‘09 that understandablely was pretty rough, this is the first time that business has lost money. So, is there a path forward, what are the options or opportunities in your mind to get that back to potentially a double digit margin business or is that possible? So, that’s the first part of the path forward question.

The second piece of it is thank you for laying out the new flexible strategy, but my question really there is as you mentioned volumes have been declining, to reach your targets you’re at a $450 millionish pace here for 2012, to get to the mid point of your $700 million to $750 million range implies mid to upper teens growth. How do we achieve that or make that transition from degradation to 3X, 2,3X, what is an underlying 4% to 5% market?

Rob McNutt—Greif, Inc.—SVP & CFO

The first one on the way we report regions, North America, EMEA and then we combine Latin America and Asia Pacific, and Latin America, Asia Pacific is, if you break it into its component parts and historically that’s been kind of half and half. If you look at Asia Pacific, that’s really driven for us primarily by China and by Singapore operations in Southeast Asia and China, the Asia Pacific region has been a growth region with China being the core of that for us and we’ll continue to grow that business. China has been a large exporter of product chemicals, our downstream customers, as their export markets have softened here over the last year or so, especially the European markets. Our management team in Asia Pacific, I think, has done a great job of moving the customer base somewhat away from the export base to more local consumers, consumption based, customers. And so they did a good job, but that kind of ran out here as the Chinese economy slowed. So, I think that we’re dependent on a couple of possibilities. One is what’s going to happen with the export markets from China, which largely depends on what happens in North America and the US and in Europe, and then relative currencies.

We came into this year at $1.35 or $1.40 Euro to dollar. Now we’re in the $1.20 to $1.25 here over the last month or so and so that obviously has a significant impact on the ability, and then just fundamental demand in Europe. As David said, while we’ve seen improvement at our new drum business in Europe, it’s still hard to find empty drums in Europe, which implies Europe is more exporting. So, all of that plays back to Asia Pacific. At the same time as the economy has slowed down in China, particularly, that’s had an impact on our volumes there. We believe that as the Chinese go through their political change process here later in the year, that typically historically there’s been some stimulus of the economy following that and I think we all read a lot of the same things along those lines and so we anticipate we’ll see growth in Asia Pacific driven by China later this year, although still the damper of what happens with the rest of global economy.

The other part of that is Latin America, and Latin America, the bulk of our business there is in Brazil and Brazil has been tough. Brazil went through a period of a pretty strong Real, which has impacted industrial demand there and that has a direct impact on our business. And politically they’re trying to do a lot of things in terms of infrastructure, investment and so forth, but that tends to be longer term and so I think that’s where we’ve got to see some turn in Brazil and, frankly, that’s not something that we anticipate is going to happen in the very near term. Thus some of the restructuring moves that David spoke to earlier of consolidation of management and we’ll continue to look at, not ready to announce anything today, but we’ll continue to look for further opportunities to drive the cost structure down there. Key in all of that is we’re reluctant to leave, as we’ve said before, any specific market. David, do you have any further comment?

David Fischer—Greif, Inc.—President and CEO

No, I think that summarizes it well and I’ll comment just a little bit about FPS, Chris, thanks for the question. Before I jump into the growth question specifically, I’d like to revisit just for a moment a couple of fundamentals and my perspective of the overall business and why we got into it. First, I think, I have to start with the fact that our existing customers want this product. They buy this product and use it and the acquisitions have opened up new customers to us. So, it fits well within our product portfolio and it fits well within our customer base. The product itself has a very useful capability about it and a low life cycle analysis in terms of carbon foot printing. So, I think it’s a product that is here to stay that is going to find, in particularly in the dry goods area, continued growth around the world. The entire flexible market, when you consider geotextiles and the other applications, shipping sacks, ropes, strapping, is over 2x the size of our traditional rigid’s business. So, we are well positioned for an opportunity to grow well outside of our historical product range.

We acquired the leading players in the industry, particularly on the production side, and we have a scale advantage over anybody who might try to follow in our footsteps. Scale is what has allowed us to build long-term differentiated capability in terms of production and we are going to start with that with the KSA hub. So, it may take a bit longer to get to where we want to be, but I think the fundamentals all point us in the right direction. As far as the growth rate, I mentioned just a moment ago that we bought the three leading manufactures in the world and then we’re adding to our network base the KSA hub. Coupled with the KSA hub and the Greif Business System across the entire network, we have more than enough production capacity to accommodate the type of growth we need to achieve to make this business what we all hope and intend it to be.

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

As far as acquiring those sales and those sales channels, you should expect us to not only push the organic growth push to other geographies, leverage our existing distributors, but it’s not out of the question that we would continue to grow the business via acquisitions in the distribution field of flexibles, whether it be in shipping sacks, FIBCs or even fabric. Because of our cost advantage in production, we also believe selling fabric can yield some pretty good growth there once the network is fully up and running. So, I think the major investments have been done and we’ve taken the high ground in terms of the capabilities in terms of competing well and the acquisition of some distributors and downstream market channels will be a keen focus of the next couple of years to grow that at a faster than organic pace.

Chris Manuel—Wells Fargo Securities—Analyst

Okay, thanks. I’ll follow back up.

Operator

Adam Josephson with KeyBanc.

Adam Josephson—KeyBanc Capital Markets—Analyst

Two part question. One on volume and one on consolidation. In terms of volume, in light of the recent data coming out of China and in light of what’s happening in Europe, do you think it reasonable to — when do you think it reasonable to expect sequential volume improvement in rigid and flexible? And along those lines, what does your 4Q guidance incorporate in terms of sequential volume changes? And on the consolidation question, you talked about the network consolidation issues and flexible negatively affecting sales in the quarter. To the extent that you talked about streamlining your manufacturing footprint in that business, what gives you confidence that you won’t experience further consolidation issues?

Rob McNutt—Greif, Inc.—SVP & CFO

Adam, this is Rob. Thanks for the questions. In terms of the volume, that’s a tough question. If you can tell me what chemical industry production is going to be in Europe and China, that helps solve the problem. But, in terms of the guidance or what’s embedded in our guidance is really flat with the back part of the third quarter, is the way we’re thinking about it right now. But, as David said, it’s choppy. It’s very tough to forecast in this environment in the near-term or the long-term. We’ve got a business where we’re on a — this is not where we get nine months or 12 months of lead time, but more like days of lead time and by the way, they can cancel on a day’s notice. And so, it’s a very tough environment to forecast and so you take your industrial forecast and your chemical forecast for the major economies and that’s what drives ours.

In terms of the consolidation issues in the flexibles business, the issues there were very specific as we consolidated some of our production as we shutdown some operations in Europe, as David referenced, and absorbed those into operations, other existing operations, we did have some production hiccups in absorbing those. And as we brought new additional sewing capacity online and so forth in existing operations as we brought things down elsewhere, we had to get things up to speed and our ramp up in there in terms of training, in terms of productivity of those activities was not as sharp as we thought it would be. Again, this is a relatively new business. We learned an awful lot through that and that gives us confidence that we wouldn’t do it again, and we are, as we look at the processes going forward as we can further consolidate footprint to the degree we need to, plan to apply those learnings. Again, the Greif Business System and the folks who drive that process really help us spread knowledge across the business and flexibles is no exception to that. So, I think that gives us the confidence.

Adam Josephson—KeyBanc Capital Markets—Analyst

Thanks, Rob, appreciate it.

Operator

Ghansham Panjabi with Robert W. Baird.

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

Matt Wooten—Robert W. Baird & Co.—Analyst

Good morning, it’s Matt Wooten sitting in for Ghansham today. On the pricing side and, obviously, volume declines put downward pressure on pricing, but there were some declines in both industrial and flexible that were a little greater than we had anticipated. Can you comment on the competitive landscape and how that’s affecting Greif?

Rob McNutt—Greif, Inc.—SVP & CFO

Yes, a couple of things. On pricing, I mean, recognize that depending on what period you’re comparing back to, but about half of our volume in our rigids business, we have pricing directly tied to the input commodity. So, as steel prices go down that pulls down the pricing of the drums and, frankly, the 50% that is not under contract, under that kind of a contract tends to follow the same kind of pattern. So, part of that pricing issue is tied to commodities. Similarly, in the polywoven business there tends to be a link there and I think in both of those businesses, broadly, the folks who run those businesses, I think, do a pretty good job of maintaining that value add margin for us, that is the difference between product price and the raw material input costs. That tends to be on a percent basis rather than an absolute dollar basis that those move. And, so, that I think characterizes a lot of the pricing, but you’re right. They tend to also be impacted by competitive environments and market environments, but it tends to be very specific local market driven. And so, for example, I think I’ve spoken to this previously, in Germany, Germany is a big market for us in rigids.

That right now is a fairly competitive market on the pricing side as volumes have come down in Europe since July of last year, we’ve been impacted in Germany more on the price side than on the volume side, frankly, and we’ll pass on some business. So, it tends to be very, very market specific, but Germany is an example that I’ve spoken to before. Broadly speaking, again volumes come down, prices do tend to be — pricing does tend to be more competitive and we are seeing that.

David Fischer—Greif, Inc.—President and CEO

I would say that’s exactly right, but I also add that during the, what I would call, the back side of the curve, when the economy is softening, there’s an initial lag time. But, after a couple of months, you also see the aggressiveness of supplier vendors hunting for volume as well and you see the growth of import in raw materials coming into the bigger markets of Europe and North America at very attractive rates. So, you also have that dynamic, which allows us to take advantage of regional opportunities as they present themselves and preserve margins despite the fact that prices have come down due to our own competitive dynamics.

Matt Wooten—Robert W. Baird & Co.—Analyst

Okay, I appreciate the detail. Thank you.

Rob McNutt—Greif, Inc.—SVP & CFO

Thank you.

Operator

Steve Chercover with D.A. Davidson.

Steve Chercover—.A. Davidson & Co.—Analyst

You discussed order patterns and, specifically, that they’ve come down from days to a single day with a right to cancel. Are we not at some sort of theoretical limit to how just in time things can get?

Rob McNutt—Greif, Inc.—SVP & CFO

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

Yes, just let me clarify, Steve, the point is that people give us lead time of a week or so in terms of order, but they do have the ability to cancel and do cancel with shorter lead time now, more recently, and certainly we saw it in July than maybe historical practice has been.

David Fischer—Greif, Inc.—President and CEO

I think since the downturn in July you see a repeat of an environment that it may validate your assumption that we’ve seen in previous years and that is the increase in short order, short lead time orders, our emergency orders, or rush deliveries, which our customers can, just like they cancel on a short basis, they can equally get excited about entering them and needing them in a very short time period. And we are seeing in some of our markets that choppiness resume.

Steve Chercover—D.A. Davidson & Co.—Analyst

And if I could sneak in one more. Glad to see you’re supporting the $50 price hike in containerboard. As a supplier to the independent box makers, do you subscribe to the notion that they need the catalyst to boost their margins or some of them said they’re going to be a push back, so what are you hearing from your independent clients?

Rob McNutt—Greif, Inc.—SVP & CFO

Well, I want to be real careful, obviously, talking about prices and all I can talk about is our perspective and we make pricing decisions based on how we see supply/demand in the marketplace and so that’s how we make that decision. That’s how we communicate to our customers and at this point, our customers appear to be accepting that price increase at this time is what I would say.

Steve Chercover—D.A. Davidson & Co.—Analyst

Very good. Thank you.

Rob McNutt—Greif, Inc.—SVP & CFO

Thanks. I think we’ve got time for one more. I notice we’re about five over, so one more question please?

Operator

Walt Liptak with Barrington Research.

Walt Liptak—Barrington Research Associates, Inc.—Analyst

Wanted to ask, we got the qualitative, I guess, on the going forward free cash flow and so I just wanted to ask the question if maybe in the fourth quarter if you can tell us where you think you might end on like a net debt basis?

Rob McNutt—Greif, Inc.—SVP & CFO

Yes, Walt that’s—we’ve certainly got an internal forecast. I will tell you that if you take our EBITDA guidance, you can see where the debt is going into the quarter and so you can calculate the interest that’s got to be paid from that. You can take the math on the CapEx, we’re still at the 145 level, 20% cash taxes, you can see what’s been paid year-to-date. So, you can go through all that math.

We’ve also said that we’re not going to do anything material on the acquisition side, certainly, through the fiscal year is what we said early in the year and thus far been sticking to that. And so, if you run that math, unless there is a run up in working capital, that would be your one wild card. Now, what would cause a run up in working capital would be improvement in markets or somewhere along the line we trip in one of the lower working capital elements. I don’t see that occurring. Given that we’ve had nice working capital improvement through the year where we typically have had historically some cash generation, pretty significant cash generation from working capital in the fourth quarter, probably not going to see that at the same rate, the fourth quarter of this year, as we’ve seen historically based on just having made a lot of progress during the course of the year.

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

Walt Liptak—Barrington Research Associates, Inc.—Analyst

And then I guess along those lines, you mentioned going out a little further, the diminishing returns and some of those working capital items and I guess where would you like to see the net debt like by the end of 2013? And I guess along those lines, do you have to do a polywoven distribution acquisition or is that something that you’re thinking about for 2013? And then in terms of the EBITDA growth that you talked about kind of qualitatively, are we looking at EBITDA growth in 2013 or are you thinking more longer term going out through 2015?

David Fischer—Greif, Inc.—President and CEO

I think the only thing we can concretely say is that we’re getting better, a lot better at cash focus throughout the entire Corporation. We feel two times EBITDA we would like to get to and stay in that level. That’s kind of a target that Rob and I have in our minds and if we have to do things in between now and then of reaching that goal we are going to do it in a prudent and controlled fashion and work it just out of continued cash flow.

Walt Liptak—Barrington Research Associates, Inc.—Analyst

And if I can just ask one more follow-up on the Saudi joint venture ramp, fourth quarter it sounds like there will be some nominal amount of revenue that starts flowing through, but at this point is there — can we set some sort of an expectation on the kind of revs we would get in 2013?

Rob McNutt—Greif, Inc.—SVP & CFO

Yes, recognize that Saudi hub is strictly going to produce fabric, which is going to go through converting it into markets. And at this point, we haven’t put out any 2013 guidance broadly or specifically, but as David said, during start up that’s going to cost us about $1 million a quarter is our current estimate for that. So, think about that in the near term and as we go forward we’ll think about guidance.

Walt Liptak—Barrington Research Associates, Inc.—Analyst

Okay, thanks.

David Fischer—Greif, Inc.—President and CEO

With that I’ll close by saying while the global economy is choppy in the near term creating forecasting uncertainty and stretching out the timeline on our growth initiatives, I continue to believe that the growth platforms we’ve put in place are the right steps to create long term value for our shareholders. In the meantime, we will continue to improve cash flow from our operations to pay down debt. We will leverage the Greif Business System to drive down our cost structure throughout the organization and focus on integration of acquisitions and consolidation of operations. If you’d like to turn to slide 17, I will now turn it over to Deb to provide the replay information.

Deb Strohmaier—Greif, Inc.—VP Corporate Communications

Thanks, David. A replay of this conference call will be available in approximately one hour on the Company’s website at www.Greif.com. We appreciate your interest and participation in this conference call this morning. This concludes today’s teleconference. Please disconnect your lines and have a good day. Thank you.

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AUGUST 30, 2012 / 02:00PM GMT, GEF—Q3 2012 Greif Inc. Earnings Conference Call

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